                                                                   EXHIBIT 99.i

                          AMERICAN CENTURY INVESTMENTS
                                4500 MAIN STREET
                          KANSAS CITY, MISSOURI 64111

December 29, 2004

American Century California Tax-Free and Municipal Funds
4500 Main Street
Kansas City, Missouri  64111

Ladies and Gentlemen:

     I have acted as counsel to American Century California Tax-Free and
Municipal Funds, a business trust formed under the laws of the Commonwealth of
Massachusetts (the "Trust"), in connection with Post-Effective Amendment No. 38
(the "PEA") to the Trust's Registration Statement on Form N-1A (File Nos.
2-82734, 811-3706), registering an indefinite number of shares of beneficial interest of the Trust under the Securities Act of 1933, as amended (the "1933
Act"), and under the Investment Company Act of 1940, as amended (the "1940
Act"). As used in this letter, the term "Shares" refers to the series, and classes of such series, of shares of beneficial ownership of the Trust indicated
on Schedule A hereto.

     In connection with rendering the opinions set forth below, I have examined the PEA; the Trust's Amended and Restated Agreement and Declaration of Trust and
the current Bylaws, as reflected in the corporate records of the Trust;
resolutions of the Board of Trustees of the Trust relating to the authorization and issuance of the Shares; and such other documents as I deemed relevant. In conducting my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of documents purporting to be originals and the conformity to originals of any copies of documents. I have not independently established any facts represented in the documents so relied on.

     I am a member of the Bar of the State of Missouri. The opinions expressed in this letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws (other than the conflict of law rules)
of the Commonwealth of Massachusetts that in my experience are normally applicable to the issuance of shares by entities such as the Trust and to the
1933 Act, the 1940 Act, and the regulations of the Securities and Exchange
Commission (the "SEC") thereunder. I express no opinion with respect to any other laws.

     Based upon and subject to the foregoing and the qualifications set forth below, it is my opinion that:

     1. The issuance of the Shares has been duly authorized by the Trust.

     2. When issued and paid for upon the terms provided in the PEA, subject to compliance with the 1933 Act, the 1940 Act, and applicable state laws regulating the offer and sale of securities, and assuming the continued valid existence of the Trust under the laws

American Century California Tax-Free and Municipal Funds
December 29, 2004

of the Commonwealth of Massachusetts, the Shares will be validly issued, fully paid and non-assessable. However, I note that shareholders of the Trust may, under certain circumstances, be held personally liable for the obligations of the Trust.

     For the record, it should be stated that I am an officer and employee of
American Century Services Corporation, an affiliated corporation of American
Century Investment Management, Inc., the Trust's investment advisor.

     I hereby consent to the use of this opinion as an exhibit to the PEA. I assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the PEA. In giving my consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the
1933 Act or the rules and regulations of the SEC thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

                                             Very truly yours,

                                             /s/ Brian L. Brogan
                                             ---------------------------------
                                             Brian L. Brogan
                                             Vice President and
                                             Assistant General Counsel

BBX/dnh

                                   SCHEDULE A

         SERIES                                               CLASS

         California Tax-Free Money Market Fund                Investor Class

         California Limited-Term Tax-Free Fund                Investor Class

         California Intermediate-Term Tax-Free Fund           Investor Class

         California Long-Term Tax-Free Fund                   Investor Class

         California High-Yield Municipal Fund                 Investor Class
                                                              A Class
                                                              B Class
                                                              C Class